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CAMPBELL

RESOURCES INC.                                                     PRESS RELEASE

For Release Immediately                   December 7, 2000



                CAMPBELL RESOURCES TO FOCUS ON QUEBEC OPERATIONS

The Board of Directors of Campbell Resources Inc. announces that the Company is adopting a new strategy to focus on its core mining operations in Quebec including the transfer of its executive office to Montreal.

Plans are currently being formulated to carry out an exploration and development program to increase the economic life of the Company's Joe Mann Mine in Chibougamau, Quebec. The mine's operations were temporarily suspended on November 10th awaiting further development plans. During the suspension it is expected that an extensive diamond drilling and development program will be undertaken to both increase the extent and confidence of the mineable reserves and geological resources. Initially, work will focus on confirmation of higher grade material previously identified. At the same time the experience of the last six months will be evaluated to determine what improvements can be made to increase the efficiency of the mine. Various alternatives to fund such a program are currently being pursued.

In addition to the proposed new program at the Joe Mann Mine, the Company will also pursue with others the rationalization of mining operations in the Chibougamau area. Efforts will be focussed on sharing of common services with nearby operations in an effort to reduce costs.

Given the Company's new focus, Campbell's operations in Mexico will be put on a care and maintenance basis in 2001. The Cerro Quema project in Panama has been on a care and maintenance basis since 1998.

As part of the increased focus on Quebec, the Board further announces that Mr. John O. Kachmar, President and Chief Executive Officer and a Director, is stepping down. The Board has appointed Mr. Andre Y. Fortier, of Montreal, as the new President and Chief Executive Officer effective immediately. Mr. Fortier is a mining executive with many years of experience in the Canada. He is Chairman and Chief Executive Officer of MSV Resources Inc. and President of GeoNova Explorations Inc., both of which are active near Campbell's operations in the Chibougamau area. In addition to Mr. Kachmar, Mr. Rod Douglas has also resigned as a Director. Mr. Fortier and Mr. Michel Blouin, a lawyer from Montreal, have joined the Board.



Forward-Looking Statements: Certain information contained in this release contains "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including those "Risk Factors" set forth in the Company's current Annual Report on Form 10-K for the year ended December 31, 1999. Such factors include, but are not limited to: differences between
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estimated and actual ore reserves; changes to exploration, development and mining plans due to prudent reaction of management to ongoing exploration results, engineering and financial concerns; and fluctuations in the gold price which affect the profitability and ore reserves of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments



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For further information please contact:

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                                                               CAMPBELL RESOURCES INC.
Andre Y. Fortier                                                      (CCH -NYSE, TSE)
President and Chief Executive Officer             120 Adelaide Street West, Suite 1910
Tel: (514) 875-9037                                          Toronto, Ontario  M5H 1T1
Fax: (514) 875-9764

Lorna D. MacGillivray                             120 Adelaide Street West, Suite 1910
Vice President, Secretary and General Counsel                Toronto, Ontario  M5H 1T1
Tel: (416) 366-5201                                email: invest@campbellresources.com
Fax: (416) 367-3294
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